    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 10, 1996
                                                     REGISTRATION NO. 333-
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            FIRST UNION CORPORATION
             (Exact name of registrant as specified in its charter)

          NORTH CAROLINA                    56-0898180
   (State or other jurisdiction          (I.R.S. employer
of incorporation or organization)     identification number)

                             ONE FIRST UNION CENTER
                      CHARLOTTE, NORTH CAROLINA 28288-0013
                                 (704) 374-6565
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                          MARION A. COWELL, JR., ESQ.
                  EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL
                            FIRST UNION CORPORATION
                             ONE FIRST UNION CENTER
                      CHARLOTTE, NORTH CAROLINA 28288-0013
                                 (704) 374-6828
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time, and such time or times as may be determined by the Selling Stockholders after this Registration Statement becomes effective.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
                        CALCULATION OF REGISTRATION FEE
[CAPTION]

           TITLE OF                                           PROPOSED MAXIMUM          PROPOSED MAXIMUM
        SECURITIES TO                 AMOUNT TO BE             OFFERING PRICE           AGGREGATE OFFER-
      BE REGISTERED (1)                REGISTERED                 PER UNIT                 ING PRICE
Common Stock
  (including rights to
  purchase
  shares of Common Stock or
  junior participating Class A
  Preferred Stock)............        62,089 shs.                $73.50(2)               $4,563,542(2)
           TITLE OF
        SECURITIES TO                  AMOUNT OF
      BE REGISTERED (1)             REGISTRATION FEE
Common Stock
  (including rights to
  purchase
  shares of Common Stock or
  junior participating Class A
  Preferred Stock)............        $1,383.00(2)

(1) Prior to the occurrence of certain events, the rights to purchase shares of Common Stock or junior participating Class A Preferred Stock will not be exercisable and will not be evidenced separately from the Common Stock.
(2) Pursuant to Rule 457(c), the registration fee is based on the average of the high and low prices per share of First Union Corporation Common Stock on the New York Stock Exchange Composite Transactions Tape on December 5, 1996 ($73.50).
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

[Redherring appears on left side of page rotated and reads as follows]

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED DECEMBER 10, 1996
                                 62,089 SHARES
[First Union
logo appears here]
                            FIRST UNION CORPORATION
                                  COMMON STOCK
                        (PAR VALUE $3.33 1/3 PER SHARE)
     This Prospectus relates to 62,089 shares (the "Shares") of Common Stock, $3.33 1/3 par value per share (together with the
Rights (as hereinafter defined) attached thereto, the "Common Stock"), of First Union Corporation (the "Corporation") beneficially owned by the stockholders named herein under "Selling Stockholders". The Shares were acquired by the Selling Stockholders in connection with the acquisition of Taylor & Clark Insurance Services, Incorporated ("T & C"), an insurance agency based in Fairfax, Virginia, by a subsidiary of the Corporation on October 1, 1996. The Selling Stockholders have advised the Corporation that they propose to offer the Shares, from time to time, through brokers in brokerage transactions on the New York Stock Exchange ("NYSE"), to underwriters or dealers in negotiated transactions or in a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Brokers, dealers and underwriters that participate in the distribution of the Shares may be deemed to be underwriters under the Securities Act of 1933 (as amended, and together with the rules and regulations thereunder, the "Securities Act"), and any discounts or commissions received by them from any Selling Stockholder and any profit on the resale of Shares by them may be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Stockholders may be deemed to be underwriters under the Securities Act.
     The Corporation will not receive any part of the proceeds from the sale of the Shares. The Selling Stockholders will pay all applicable stock transfer taxes, brokerage commissions, underwriting discounts or commissions and the fees of the Selling Stockholders' counsel, but the Corporation will bear all other expenses in connection with the offering made hereunder. The Corporation has agreed to indemnify the Selling Stockholders against certain liabilities, including certain liabilities under the Securities Act, in connection with the registration and the offering and sale of the Shares.
     The Shares are listed on the NYSE. The closing price per share of Common
Stock on the NYSE Composite Transactions Tape (the "NYSE Tape") on          ,
1996, was $      .
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
       PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
           REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
THE SHARES ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR
      SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT
              INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.
                The date of this Prospectus is          , 1996.

                             AVAILABLE INFORMATION
     The Corporation is subject to the informational requirements of the Securities Exchange Act of 1934 (as amended, and together with the rules and regulations thereunder, the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Corporation can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices in New York (7 World Trade Center, 13th Floor, New York, New York 10048) and Chicago (Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661) and copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Certain of such reports, proxy statements and other information is also available from the Commission over the Internet at http://www.sec.gov. The Common Stock is listed and traded on the NYSE. Reports, proxy statements and other information relating to the Corporation can also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.
     This Prospectus does not contain all of the information set forth in the Registration Statement on Form S-3, of which this Prospectus is a part, and the exhibits thereto (together with any amendments or supplements thereto, the "Registration Statement"), which has been filed by the Corporation with the Commission under the Securities Act, certain portions of which have been omitted pursuant to the rules and regulations of the Commission and to which portions reference is hereby made for further information.
     THIS PROSPECTUS INCORPORATES CERTAIN DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. A COPY OF SUCH DOCUMENTS IS AVAILABLE WITHOUT CHARGE (OTHER THAN CERTAIN EXHIBITS TO SUCH DOCUMENTS) TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER TO WHOM THIS PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST FROM: FIRST UNION CORPORATION, INVESTOR RELATIONS, TWO FIRST UNION CENTER, CHARLOTTE, NORTH CAROLINA 28288-0206 (TELEPHONE NUMBER (704) 374-6782).

     The Commissioner of Insurance of the State of North Carolina (the "Commissioner") has not approved or disapproved this offering nor has the Commissioner passed upon the accuracy or adequacy of this Prospectus.
                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
     The following documents filed by the Corporation with the Commission (File No. 1-10000) under Section 13(a) or 15(d) of the Exchange Act are hereby incorporated by reference in this Prospectus:
     (i) the Corporation's Annual Report on Form 10-K for the year ended December 31, 1995;
     (ii) the Corporation's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996; and
     (iii) the Corporation's Current Reports on Form 8-K dated January 10, 1996, February 9, 1996, August 20, 1996, September 6, 1996 and October 16, 1996.
     All documents filed by the Corporation pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof are hereby incorporated by reference into this Prospectus and shall be deemed a part hereof from the date of filing of such documents.
     Any statement contained herein, in any supplement hereto or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus to the extent that a statement contained herein, in any supplement hereto or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement, this Prospectus or any supplement hereto.
                                       2

                                THE CORPORATION
GENERAL
     Financial and other information relating to the Corporation, including information relating to the Corporation's directors and executive officers, is set forth in the Corporation's 1995 Annual Report on Form 10-K, 1996 Annual Meeting Proxy Statement, 1996 First, Second and Third Quarter Reports on Form 10-Q and 1996 Current Reports on Form 8-K, copies of which may be obtained from the Corporation as indicated under "AVAILABLE INFORMATION".
HISTORY AND BUSINESS
     The Corporation was incorporated under the laws of North Carolina in 1967 and is registered as a bank holding company under the Bank Holding Company Act of 1956 (the "BHCA"). Pursuant to a corporate reorganization in 1968, First Union National Bank of North Carolina ("FUNB-NC") and First Union Mortgage Corporation, a mortgage banking firm acquired by FUNB-NC in 1964, became subsidiaries of the Corporation.
     In addition to North Carolina, the Corporation also operates banks in Connecticut, Delaware, Florida, Georgia, Maryland, New Jersey, New York, Pennsylvania, South Carolina, Tennessee, Virginia and Washington, D.C. In addition to providing a wide range of commercial and retail banking and trust services through its banking subsidiaries, the Corporation also provides various other financial services, including mortgage banking, home equity lending, leasing, investment banking, insurance and securities brokerage services through other subsidiaries.
     Since the 1985 Supreme Court decision upholding regional interstate banking legislation, the Corporation has concentrated its efforts on building a large, regional banking organization in what it perceives to be some of the better banking markets in the eastern region of the United States. Since November 1985, the Corporation has completed approximately 70 banking-related acquisitions, including the more significant acquisitions (I.E., acquisitions involving the acquisition of $3.0 billion or more in assets or deposits) set forth in the following table.

                                                                        ASSETS/          CONSIDERATION/
                      NAME                          HEADQUARTERS    DEPOSITS(1)(2)    ACCOUNTING TREATMENT   COMPLETION DATE
Atlantic Bancorporation..........................  Florida          $   3.8 billion  common stock/pooling    November 1985
Northwestern Financial Corporation...............  North Carolina       3.0 billion  common stock/pooling    December 1985
First Railroad & Banking Company of
  Georgia........................................  Georgia              3.7 billion  common stock/pooling    November 1986
Florida National Banks of Florida, Inc...........  Florida              7.9 billion  cash and preferred      January 1990
                                                                                     stock/purchase
Southeast banks..................................  Florida              9.9 billion  cash, notes and         September 1991
                                                                                     preferred stock/
                                                                                     purchase
Resolution Trust Corporation ("RTC")                                                                         1991-1994
  acquisitions...................................  Florida,
                                                   Georgia,
                                                   Virginia             5.3 billion  cash/purchase
Dominion Bankshares Corporation..................  Virginia             8.9 billion  common stock and        March 1993
                                                                                     preferred
                                                                                     stock/pooling
Georgia Federal Bank, FSB........................  Georgia              4.0 billion  cash/purchase           June 1993
First American Metro Corp........................  Virginia             4.6 billion  cash/purchase           June 1993
American Savings of Florida, F.S.B...............  Florida              3.3 billion  common stock/purchase   July 1995
First Fidelity Bancorporation....................  New Jersey          35.4 billion  common stock and        January 1996
                                                                                     preferred
                                                                                     stock/pooling
Center Financial Corporation.....................  Connecticut      $   4.0 billion  common stock/purchase   November 1996

(1) The dollar amounts indicated represent the assets of the related organization as of the last reporting period prior to acquisition or, in the case of the pending acquisition, as of the most recent reporting period, except for (i) the dollar amount relating to RTC acquisitions, which represents savings and loan deposits acquired from the RTC, and (ii) the dollar amount relating to Southeast banks, which represents assets of the two banking subsidiaries of Southeast Banking Corporation acquired from the Federal Deposit Insurance Corporation ("FDIC").
                                       3

(2) In addition, (i) the Corporation purchased Lieber & Company, a mutual fund advisory company with approximately $3.4 billion in assets under management, in June 1994, and (ii) the Corporation currently has pending the proposed acquisition of Keystone Investements, Inc., a mutual fund advisory company with approximately $11.8 billion in assets under management.
     The Corporation is continually evaluating acquisition opportunities and frequently conducts due diligence activities in connection with possible acquisitions. As a result, acquisition discussions and, in some cases, negotiations frequently take place and future acquisitions involving cash, debt or equity securities can be expected. Acquisitions typically involve the payment of a premium over book and market values, and therefore, some dilution of the Corporation's book value and net income per common share may occur in connection with any future transactions.
CERTAIN REGULATORY CONSIDERATIONS
     AS A BANK HOLDING COMPANY, THE CORPORATION IS SUBJECT TO REGULATION UNDER THE BHCA AND TO ITS EXAMINATION AND REPORTING REQUIREMENTS. THE FOLLOWING DISCUSSION SETS FORTH CERTAIN OF THE MATERIAL ELEMENTS OF THE REGULATORY FRAMEWORK APPLICABLE TO BANK HOLDING COMPANIES AND THEIR SUBSIDIARIES AND PROVIDES CERTAIN SPECIFIC INFORMATION RELEVANT TO THE CORPORATION. THIS REGULATORY FRAMEWORK IS INTENDED PRIMARILY FOR THE PROTECTION OF DEPOSITORS AND THE FEDERAL DEPOSIT INSURANCE FUNDS AND NOT FOR THE PROTECTION OF SECURITY HOLDERS. TO THE EXTENT THAT THE FOLLOWING INFORMATION DESCRIBES STATUTORY AND REGULATORY PROVISIONS, IT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PARTICULAR STATUTORY AND REGULATORY PROVISIONS. A CHANGE IN APPLICABLE STATUTES, REGULATIONS OR REGULATORY POLICY MAY HAVE A MATERIAL EFFECT ON THE BUSINESS OF THE CORPORATION.
  GENERAL
     The Corporation is a bank holding company within the meaning of the BHCA and is registered as such with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"). Under the BHCA, bank holding companies may not directly or indirectly acquire the ownership or control of more than five percent of the voting shares or substantially all of the assets of any company, including a bank, without the prior approval of the Federal Reserve Board, or a waiver of the requirement for such approval. In addition, bank holding companies are generally prohibited under the BHCA from engaging in nonbanking activities, subject to certain exceptions.
     The earnings of the Corporation's subsidiaries, and therefore the earnings of the Corporation, are affected by general economic conditions, management policies and the legislative and governmental actions of various regulatory authorities, including the Federal Reserve Board and the Comptroller of the Currency (the "OCC"). In addition, there are numerous governmental requirements and regulations which affect the activities of the Corporation and its subsidiaries.
  PAYMENT OF DIVIDENDS
     The Corporation is a legal entity separate and distinct from its banking and other subsidiaries. The Corporation's banking subsidiaries are subject to legal limitations on the amount of dividends they can pay. A major portion of the Corporation's revenues result from amounts paid as dividends to the Corporation by its national bank subsidiaries. The prior approval of the OCC is required if the total of all dividends declared by a national bank in any calendar year will exceed the sum of such bank's net profits for that year and its retained net profits for the preceding two calendar years, less any required transfers to surplus. Federal law also prohibits any national bank from paying dividends which would be greater than such bank's undivided profits after deducting statutory bad debt in excess of such bank's allowance for loan losses.
     In addition to its national bank subsidiaries, the Corporation has two state-chartered bank subsidiaries, each of which is subject to dividend limitations under applicable state laws.
     Under the foregoing dividend restrictions and certain restrictions applicable to certain of the Corporation's nonbanking subsidiaries, as of September 30, 1996, the Corporation's subsidiaries, without obtaining affirmative governmental approvals, could pay aggregate dividends of $430 million to the Corporation. In the first nine months of 1996, the Corporation's subsidiaries paid $1.1 billion in cash dividends to the Corporation.
     In addition, the Corporation and its bank subsidiaries are subject to various general regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. The appropriate federal regulatory authority is authorized to determine under certain circumstances relating to the financial condition of a national bank or bank holding company that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof. The OCC (the appropriate agency with respect to the Corporation's national bank subsidiaries) and the FDIC (the appropriate agency with respect to the Corporation's state-chartered bank subsidiaries) have indicated that
                                       4
paying dividends that deplete a bank's capital base to an inadequate level would be an unsound and unsafe banking practice. The OCC, the FDIC and the Federal Reserve Board have each indicated that banking organizations should generally pay dividends only out of current operating earnings.
  BORROWINGS, ETC.
     There are also various legal restrictions on the extent to which each of the Corporation and its nonbank subsidiaries can borrow or otherwise obtain credit from its bank subsidiaries. In general, these restrictions require that any such extensions of credit must be secured by designated amounts of specified collateral and are limited, as to any one of the Corporation or such nonbank subsidiaries, to ten percent of the lending bank's capital stock and surplus, and as to the Corporation and all such nonbank subsidiaries in the aggregate, to 20 percent of such lending bank's capital stock and surplus.
     The Federal Deposit Insurance Act, as amended (the "FDIA"), among other things, imposes liability on an institution the deposits of which are insured by the FDIC, such as the Corporation's subsidiary national banks, for certain potential obligations to the FDIC incurred in connection with other FDIC-insured institutions under common control with such institution.
     Under the National Bank Act, if the capital stock of a national bank is impaired by losses or otherwise, the OCC is authorized to require payment of the deficiency by assessment upon the bank's stockholders, pro rata and, to the extent necessary, if any such assessment is not paid by any stockholder after three months notice, to sell the stock of such stockholder to make good the deficiency. Under Federal Reserve Board policy, the Corporation is expected to act as a source of financial strength to each of its subsidiary banks and to commit resources to support each of such subsidiaries. This support may be required at times when, absent such Federal Reserve Board policy, the Corporation may not find itself willing or able to provide it.
     Any capital loans by a bank holding company to any of its subsidiary banks are subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary banks. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.
  CAPITAL ADEQUACY
     The minimum guidelines for the ratio of capital to risk-weighted assets (including certain off-balance-sheet activities, such as standby letters of credit) is eight percent. At least half of the total capital is to be composed of common equity, retained earnings and a limited amount of qualifying perpetual preferred stock, less certain intangibles ("tier 1 capital" and together with tier 2 capital "total capital"). The remainder may consist of subordinated debt, qualifying preferred stock and a limited amount of the loan loss allowance ("tier 2 capital"). At September 30, 1996, the Corporation's tier 1 and total capital ratios were 6.38 percent and 10.94 percent, respectively.
     In addition, the Federal Reserve Board has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum leverage ratio of tier 1 capital to adjusted average quarterly assets ("leverage ratio") equal to three percent for bank holding companies that meet certain specified criteria, including having the highest regulatory rating. All other bank holding companies will generally be required to maintain a leverage ratio of from at least four to five percent. The Corporation's leverage ratio at September 30, 1996, was 5.23 percent. The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the guidelines indicate that the Federal Reserve Board will continue to consider a "tangible tier 1 leverage ratio" (deducting all intangibles) in evaluating proposals for expansion or new activity. The Federal Reserve Board has not advised the Corporation of any specific minimum leverage ratio or tangible tier 1 leverage ratio applicable to it.
     Each of the Corporation's subsidiary banks is subject to similar capital requirements adopted by the OCC or the FDIC. Each of the Corporation's subsidiary banks had a leverage ratio in excess of 5.17 percent as of September 30, 1996. Neither the OCC nor the FDIC has advised any of the Corporation's subsidiary banks of any specific minimum leverage ratio applicable to it.
     Banking regulators continue to indicate their desire to raise capital requirements applicable to banking organizations, including a proposal to add an interest rate risk component to risk-based capital guidelines.
                                       5

  PROMPT CORRECTIVE ACTION
     The FDIA, among other things, requires the federal banking agencies to take "prompt corrective action" in respect of depository institutions that do not meet minimum capital requirements. The FDIA establishes five capital tiers:
"well capitalized"; "adequately capitalized"; "undercapitalized"; "significantly undercapitalized"; and "critically undercapitalized". A depository institution's capital tier will depend upon how its capital levels compare to various relevant capital measures and certain other factors, as established by regulation.
     Federal bank regulatory agencies have adopted regulations establishing relevant capital measures and relevant capital levels applicable to FDIC-insured banks. The relevant capital measures are the total capital ratio, tier 1 capital ratio and the leverage ratio. Under the regulations, an FDIC-insured bank will be (i) "well capitalized" if it has a total capital ratio of ten percent or greater, a tier 1 capital ratio of six percent or greater and a leverage ratio of five percent or greater and is not subject to any order or written directive to meet and maintain a specific capital level for any capital measure; (ii) "adequately capitalized" if it has a total capital ratio of eight percent or greater, a tier 1 capital ratio of four percent or greater and a leverage ratio of four percent or greater (three percent in certain circumstances) and is not "well capitalized"; (iii) "undercapitalized" if it has a total capital ratio of less than eight percent, a tier 1 capital ratio of less than four percent or a leverage ratio of less than four percent (three percent in certain circumstances); (iv) "significantly undercapitalized" if it has a total capital ratio of less than six percent, a tier 1 capital ratio of less than three percent or a leverage ratio of less than three percent; and (v) "critically undercapitalized" if its tangible equity is equal to or less than two percent of average quarterly tangible assets. As of September 30, 1996, all of the Corporation's deposit-taking subsidiary banks had capital levels that qualify them as being "well capitalized" under such regulations.
     The FDIA generally prohibits an FDIC-insured depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution would thereafter be "undercapitalized". "Undercapitalized" depository institutions are subject to growth limitations and are required to submit a capital restoration plan. The federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution's capital. In addition, for a capital restoration plan to be acceptable, the depository institution's parent holding company must guarantee that the institution will comply with such capital restoration plan. The aggregate liability of the parent holding company is limited to the lesser of: (i) an amount equal to five percent of the depository institution's total assets at the time it became "undercapitalized"; and (ii) the amount which is necessary (or would have been necessary) to bring the institution into compliance with all capital standards applicable with respect to such institution as of the time it fails to comply with the plan. If a depository institution fails to submit an acceptable plan, it is treated as if it is "significantly undercapitalized".
     "Significantly undercapitalized" depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become "adequately capitalized", requirements to reduce total assets and cessation of receipt of deposits from correspondent banks. "Critically undercapitalized" institutions are subject to the appointment of a receiver or conservator.
  DEPOSITOR PREFERENCE STATUTE
     Under federal law, deposits and certain claims for administrative expenses and employee compensation against an insured depository institution would be afforded a priority over other general unsecured claims against such an institution, including federal funds and letters of credit, in the "liquidation or other resolution" of such an institution by any receiver.
  INTERSTATE BANKING AND BRANCHING LEGISLATION
     The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 ("IBBEA"), authorizes interstate acquisitions of banks and bank holding companies without geographic limitation beginning one year after enactment. In addition, beginning June 1, 1997, the IBBEA authorizes a bank to merge with a bank in another state as long as neither of the states has opted out of interstate branching between the date of enactment of the IBBEA and May 31, 1997. The IBBEA further provides that states may enact laws permitting interstate bank merger transactions prior to June 1, 1997. A bank may establish and operate a DE NOVO branch in a state in which the bank does not maintain a branch if that state expressly permits DE NOVO branching. Once a bank has established branches in a state through an interstate merger transaction, the bank may establish and acquire additional branches at any location in the state where any bank involved in the interstate merger transaction could have established or acquired branches under applicable federal or state law. A bank that has established a branch in a state through DE NOVO branching may establish and acquire additional branches in such state in the same manner and to the same extent as a bank having a branch in such state as a result of an interstate merger. If a state opts out of interstate branching
                                       6
within the specified time period, no bank in any other state may establish a branch in the opting out state, whether through an acquisition or DE NOVO.
  FDIC INSURANCE ASSESSMENTS; DIFA
     The FDIC reduced the insurance premiums it charges on bank deposits insured by the Bank Insurance Fund ("BIF") to the statutory minimum of $2,000.00 for "well capitalized" banks, effective January 1, 1996. Premiums related to deposits assessed by the Savings Association Insurance Fund ("SAIF"), including savings association deposits acquired by banks, continued to be assessed at the rate of between 23 cents and 31 cents per $100.00 of deposits. On September 30, 1996, the Deposit Insurance Funds Act of 1996 ("DIFA") was enacted and signed into law. DIFA is expected to reduce the amount of semi-annual FDIC insurance premiums for savings association deposits acquired by banks to the same levels assessed for deposits insured by BIF. The Corporation currently estimates such reductions in premiums may amount to approximately $35 million pre-tax per year.
     DIFA also provides for a special one-time assessment imposed on deposits insured by the SAIF, including such deposits held by banks, to recapitalize the SAIF to bring the SAIF up to statutory required levels. The Corporation accrued for the one-time assessment in the third quarter of 1996 in the amount of $86 million after tax in connection with the SAIF recapitalization.
     DIFA further provides for assessments to be imposed on insured depository institutions with respect to deposits insured by the BIF (in addition to assessments currently imposed on depository institutions with respect to SAIF-insured deposits) to pay for the cost of Financing Corporation funding. The Corporation currently estimates assessments may amount to up to $14 million after-tax in 1997 with similar assessments per year through 1999 (or earlier if no savings associations exist prior to December 31, 1999) in connection with such funding.
                 DESCRIPTION OF THE CORPORATION'S CAPITAL STOCK
     THE DESCRIPTIVE INFORMATION BELOW OUTLINES CERTAIN PROVISIONS OF THE ARTICLES OF INCORPORATION, AS AMENDED (THE "ARTICLES"), AND BYLAWS OF THE CORPORATION AND THE NORTH CAROLINA BUSINESS CORPORATION ACT ("NCBCA"). THE INFORMATION DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ALL RESPECTS BY REFERENCE TO THE PROVISIONS OF THE CORPORATION'S ARTICLES AND BYLAWS AND THE NCBCA.
AUTHORIZED CAPITAL
     The authorized capital stock of the Corporation consists of 750,000,000 shares of Common Stock, 10,000,000 shares of Preferred Stock, no-par value per share ("Preferred Stock"), and 40,000,000 shares of Class A Preferred Stock, no-par value per share ("Class A Preferred Stock"). As of September 30, 1996, there were 270,507,508 shares of Common Stock, 1,910,946 shares of Series B Convertible Class A Preferred Stock ("Series B Preferred Stock"), and no shares of Preferred Stock issued and outstanding. The Preferred Stock and Class A Preferred Stock are each issuable in one or more series and, with respect to any series, the Board of Directors of the Corporation, subject to certain limitations, is authorized to fix the numbers of shares, dividend rates, liquidation prices, liquidation rights of holders, redemption, conversion and voting rights and other terms of the series. Shares of Class A Preferred Stock and Preferred Stock that are redeemed, repurchased or otherwise acquired by the Corporation have the status of authorized, unissued and undesignated shares of Class A Preferred Stock and Preferred Stock, respectively, and may be reissued. The Series B Preferred Stock was redeemed on November 15, 1996, at a redemption price of $25.00 per share plus accrued and unpaid dividends thereon.
COMMON STOCK
     Subject to the prior rights of the holders of any Preferred Stock and any Class A Preferred Stock then outstanding, holders of Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor and, in the event of liquidation or dissolution, to receive the net assets of the Corporation remaining after payment of all liabilities and after payment to holders of all shares of Preferred Stock and Class A Preferred Stock of the full preferential amounts to which such holders are respectively entitled, in proportion to their respective holdings.
     See "THE CORPORATION -- Certain Regulatory Considerations" for information relating to certain regulatory restrictions on the payment of dividends by banks, including the Corporation's subsidiary banks.
     Subject to the rights of the holders of any Preferred Stock and any Class A Preferred Stock then outstanding, all voting rights are vested in the holders of the shares of Common Stock, each share being entitled to one vote on all matters requiring
                                       7
stockholder action and in the election of directors. Holders of Common Stock have no preemptive, subscription or conversion rights. All of the outstanding shares of Common Stock, including the Shares, are fully paid and nonassessable.
     FUNB-NC is the Transfer Agent, Registrar and Dividend Disbursement Agent for the Common Stock, including the Shares.
PREFERRED STOCK
     All shares of each series of Preferred Stock must be of equal rank and have the same powers, preferences and rights and are subject to the same qualifications, limitations and restrictions, except with respect to dividend rates, redemption prices, liquidation amounts, terms of conversion or exchange and voting rights.
CLASS A PREFERRED STOCK
     Shares of Class A Preferred Stock rank prior or superior to Common Stock and on a parity with or junior to (but not prior or superior to) Preferred Stock or any series thereof, in respect of the right to receive dividends and/or the right to receive payments out of the net assets of the Corporation upon any involuntary or voluntary liquidation, dissolution or winding up of the Corporation. Subject to the foregoing and the terms of any particular series of Class A Preferred Stock, series of Class A Preferred Stock may vary as to priority.
RIGHTS PLAN
     Each outstanding share of Common Stock currently has attached to it one right (a "Right") issued pursuant to an Amended and Restated Shareholder Protection Rights Agreement (the "Rights Agreement"). Each Right entitles its registered holder to purchase one one-hundredth of a share of a junior participating series of Class A Preferred Stock designed to have economic and voting terms similar to those of one share of Common Stock, for $210.00, subject to adjustment (the "Rights Exercise Price"), but only after the earlier to occur of: (i) the tenth business day (subject to extension) after any person (an "Acquiring Person") (x) commences a tender or exchange offer, which, if consummated, would result in a person becoming the beneficial owner of 15 percent or more of the outstanding shares of Common Stock, or (y) is determined by the Federal Reserve Board to "control" the Corporation within the meaning of the BHCA (see " -- Other Provisions" below), subject to certain exceptions; and
(ii) the tenth business day after the first date (the "Flip-in Date") of a public announcement by the Corporation that a person has become an Acquiring Person (in either case, the "Separation Time"). The Rights will not trade separately from the shares of Common Stock unless and until the Separation Time occurs.
     The Rights Agreement provides that a person will not become an Acquiring Person under the BHCA control test described above if either (i) the Federal Reserve Board's control determination would not have been made but for such person's failure to make certain customary passivity commitments, or such person's violation of such commitments made, to the Federal Reserve Board, so long as the Federal Reserve Board determines that such person no longer controls the Corporation within 30 days (or 60 days in certain circumstances), or (ii) the Federal Reserve Board's control determination was not based on such a failure or violation and such person (x) obtains a noncontrol determination within three years, and (y) is using its best efforts to allow the Corporation to make any acquisition or engage in any legally permissible activity notwithstanding such person's being deemed to control the Corporation for purposes of the BHCA.
     The Rights will not be exercisable until the business day following the Separation Time. The Rights will expire on the earliest of: (i) the Exchange Time (as defined below); (ii) the close of business on December 28, 2000; and
(iii) the date on which the Rights are redeemed or terminated as described below (in any such case, the "Expiration Time"). The Rights Exercise Price and the number of Rights outstanding, or in certain circumstances the securities purchasable upon exercise of the Rights, are subject to adjustment upon the occurrence of certain events.
     In the event that prior to the Expiration Time a Flip-in Date occurs, the Corporation will take such action as shall be necessary to ensure and provide that each Right (other than Rights beneficially owned by an Acquiring Person or any affiliate, associate or transferee thereof, which Rights shall become void) shall constitute the right to purchase, from the Corporation, shares of Common Stock having an aggregate market price equal to twice the Rights Exercise Price for an amount in cash equal to the then current Rights Exercise Price. In addition, the Board of Directors of the Corporation may, at its option, at any time after a Flip-in Date, elect to exchange all of the then outstanding Rights for shares of Common Stock, at an exchange ratio of two shares of Common Stock per Right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the Separation Time (the "Rights Exchange Rate"). Immediately upon such action by the Board of Directors (the "Exchange Time"), the right to exercise the Rights will terminate and each Right will thereafter
                                       8
represent only the right to receive a number of shares of Common Stock equal to the Rights Exchange Rate. If the Corporation becomes obligated to issue shares of Common Stock upon exercise of or in exchange for Rights, the Corporation, at its option, may substitute therefor shares of junior participating Class A Preferred Stock upon exercise of each Right at a rate of two one-hundredths of a share of junior participating Class A Preferred Stock upon the exchange of each Right.
     The Rights may be canceled and terminated without any payment to holders thereof at any time prior to the date that they become exercisable, and are redeemable by the Corporation at $0.01 per Right, subject to adjustment upon the occurrence of certain events, at any date between the date on which they become exercisable and the Flip-in Date. The Rights have no voting rights, and they are not entitled to dividends.
     The Rights will not prevent a takeover of the Corporation. The Rights, however, may cause substantial dilution to a person or group that acquires 15 percent or more of Common Stock unless the Rights are first redeemed or terminated by the Board of Directors of the Corporation. Nevertheless, the Rights should not interfere with a transaction that is in the best interests of the Corporation and its stockholders because the Rights can be redeemed or terminated, as hereinabove described, before the consummation of such transaction.
     The complete terms of the Rights are set forth in the Rights Agreement. The Rights Agreement is incorporated by reference as an exhibit to the Registration Statement, and the foregoing description is qualified in its entirety by reference thereto. A copy of the Rights Agreement can be obtained upon written request to the Rights Agent, First Union National Bank of North Carolina, Two First Union Center, Charlotte, North Carolina 28288-1154.
OTHER PROVISIONS
     The Articles and Bylaws of the Corporation contain a number of provisions which may be deemed to have the effect of discouraging or delaying attempts to gain control of the Corporation, including provisions in the Articles: (i) classifying the Board of Directors into three classes with each class to serve for three years, with one class being elected annually; (ii) authorizing the Board of Directors to fix the size of the Board of Directors between nine and 30 directors; (iii) authorizing directors to fill vacancies on the Board of Directors that occur between annual meetings, except that vacancies resulting from a removal of a director by a stockholder vote may only be filled by a stockholder vote; (iv) providing that directors may be removed only for cause and only by affirmative vote of the majority of shares entitled to be voted in the election of directors, voting as a single class; (v) authorizing only the Board of Directors, the Chairman of the Board or the President to call a special meeting of stockholders (except for special meetings called under specified circumstances for holders of classes or series of stock ranking superior to the Common Stock); and (vi) requiring an 80 percent vote of stockholders entitled to vote in the election of directors, voting as a single class, to alter any of the foregoing provisions.
     The Bylaws include provisions setting forth specific conditions under which: (i) business may be transacted at an annual meeting of stockholders; and
(ii) persons may be nominated for election as directors of the Corporation at an annual meeting of stockholders.
     The Change in Bank Control Act prohibits a person or group of persons from acquiring "control" of a bank holding company unless the Federal Reserve Board has been given 60 days' prior written notice of such proposed acquisition and within that time period the Federal Reserve Board has not issued a notice disapproving the proposed acquisition or extending for up to another 30 days the period during which such a disapproval may be issued, or unless the acquisition is subject to Federal Reserve Board approval under the BHCA. An acquisition may be made prior to the expiration of the disapproval period if the Federal Reserve Board issues written notice of its intent not to disapprove the action. Under a rebuttable presumption established by the Federal Reserve Board, the acquisition of more than ten percent of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as the Corporation, would, under the circumstances set forth in the presumption, constitute the acquisition of control.
     In addition, any "company" would be required to obtain the approval of the Federal Reserve Board under the BHCA before acquiring 25 percent (five percent in the case of an acquiror that is a bank holding company) or more of the outstanding shares of the Corporation's Common Stock, or otherwise obtaining "control" over the Corporation. Under the BHCA, "control" generally means (i) the ownership or control of 25 percent or more of any class of voting securities of the bank holding company, (ii) the ability to elect a majority of the bank holding company's directors, or (iii) the ability otherwise to exercise a controlling influence over the management and policies of the bank holding company.
     Two North Carolina "anti-takeover" statutes adopted in 1987, The North Carolina Shareholder Protection Act and The North Carolina Control Share Acquisition Act, allowed North Carolina corporations to elect to either be covered or not be covered by such statutes. The Corporation elected not to be covered by such statutes.
                                       9

     In addition to the foregoing, in certain instances the issuance of authorized but unissued shares of Common Stock, Class A Preferred Stock or Preferred Stock may have an anti-takeover effect.
     The existence of the foregoing provisions could result in the (i) Corporation being less attractive to a potential acquiror, and (ii) Corporation's stockholders receiving less for their shares of Common Stock than otherwise might be available in the event of a take-over attempt.
                              SELLING STOCKHOLDERS
     Set forth below is certain information relating to the Selling Stockholders and the Shares:

    NAME AND ADDRESS                NUMBER OF                 NUMBER OF                      NUMBER OF
 OF SELLING STOCKHOLDERS       SHARES BENEFICIALLY          SHARES BEING             SHARES BENEFICIALLY OWNED
           (1)               OWNED PRIOR TO OFFERING     REGISTERED FOR SALE     IF ALL REGISTERED SHARES ARE SOLD
Albert B. Elliott, Jr.                21,806                    21,806                           0
Ronald S. Clark                       19,546                    19,546                           0
William A. Crawford, III              17,720                    17,720                           0
John R. Haase                          3,017                     3,017                           0

(1) The address for each of the Selling Stockholders is Taylor & Clark Insurance Services, Incorporated, 10201 Main Street, Fairfax, VA 22030.
     The Shares were acquired by the Selling Stockholders in connection with the acquisition by the Corporation of T&C on October 1, 1996. The Registration Statement of which this Prospectus is a part has been filed by the Corporation at the request of the Selling Stockholders pursuant to registration rights granted to the Selling Stockholders under the Stock Purchase Agreement, dated as of August 7, 1996, relating to the T&C acquisition. Each of the Selling Stockholders has entered into an employment agreement with T&C with an initial term ending December 31, 1999. The Selling Stockholders were the former owners of T&C.
                              PLAN OF DISTRIBUTION
     The Selling Stockholders have advised the Corporation that they propose to offer the Shares for sale, from time to time, through brokers in brokerage transactions on the NYSE, to underwriters or dealers in negotiated transactions or in a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Brokers, dealers and underwriters that participate in the distribution of the Shares may be deemed to be underwriters under the Securities Act, and any discounts or commissions received by them from the Selling Stockholders and any profit on the resale of Shares by them may be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Stockholders may be deemed to be underwriters under the Securities Act. The Corporation is not aware of any arrangements or contracts that the Selling Stockholders have entered into to effect any such transactions in the Shares, nor is the Corporation aware of which brokerage firms the Selling Stockholders may select to effect brokerage transactions.
     The Corporation will not receive any part of the proceeds from the sale of the Shares. The Selling Stockholders will pay all applicable stock transfer taxes, brokerage commissions, underwriting discounts or commissions and the fees of the Selling Stockholders' counsel, and the Corporation will bear all other expenses in connection with the offering and sale of the Shares, including filing fees, legal and accounting fees and expenses, printing costs, and other expenses arising out of the preparation and filing of the Registration Statement and this Prospectus. The Corporation has agreed to indemnify the Selling Stockholders against certain liabilities, including certain liabilities under the Securities Act, in connection with the registration and the offering and sale of the Shares.
                                       10

                             VALIDITY OF THE SHARES
     The validity of the Shares being offered hereby is being passed upon for the Corporation by Marion A. Cowell, Jr., Esq., Executive Vice President, Secretary and General Counsel of the Corporation. Mr. Cowell is also a stockholder of the Corporation and holds options to purchase additional shares of Common Stock.
                                    EXPERTS
     The consolidated balance sheets of the Corporation as of December 31, 1995 and 1994, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995, included in the Corporation's 1995 Supplemental Annual Report to Stockholders which is incorporated by reference in the Corporation's 1995 Annual Report on Form 10-K and incorporated by reference herein, have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The aforementioned report of KPMG Peat Marwick LLP covering the Corporation's consolidated financial statements refers to a change in the method of accounting for investments.
                                       11

     NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE CORPORATION, BY THE SELLING STOCKHOLDERS OR BY ANY OTHER PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE CORPORATION SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SHARES DESCRIBED IN THIS PROSPECTUS OR AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY SUCH SHARES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.
                               TABLE OF CONTENTS

                                                        PAGE
Available Information...............................        2
Incorporation of Certain Documents by
  Reference.........................................        2
The Corporation.....................................        3
Description of the Corporation's Capital Stock......        7
Selling Stockholders................................       10
Plan of Distribution................................       10
Validity of the Shares..............................       11
Experts.............................................       11

                                 62,089 SHARES
                            FIRST UNION CORPORATION
                                  COMMON STOCK
                        (PAR VALUE $3.33 1/3 PER SHARE)

                             --------------------

                              [First Union logo
                                 appears here]

                             --------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.
     The following table sets forth an itemization of all estimated expenses in connection with the issuance and distribution of the securities being registered, none of which are payable by the Selling Stockholders:

Registration Statement filing fee......................................................................   $ 1,383
Legal fees and expenses................................................................................     5,000
Accounting fees and expenses...........................................................................     5,000
Printing costs.........................................................................................    10,000
Miscellaneous..........................................................................................     2,000
Total..................................................................................................   $23,383

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
     Sections 55-8-50 through 55-8-58 of the NCBCA contain specific provisions relating to indemnification of directors and officers of North Carolina corporations. In general, the statute provides that (i) a corporation must indemnify a director or officer against reasonable expenses who is wholly successful in his defense of a proceeding to which he is a party because of his status as such, unless limited by the articles of incorporation, and (ii) a corporation may indemnify a director or officer if he is not wholly successful in such defense, if it is determined as provided in the statute that the director or officer meets a certain standard of conduct, provided when a director or officer is liable to the corporation or liable on the basis of receiving a personal benefit, the corporation may not indemnify him. The statute also permits a director or officer of a corporation who is a party to a proceeding to apply to the courts for indemnification, unless the articles of incorporation provide otherwise, and the court may order indemnification under certain circumstances set forth in the statute. The statute further provides that a corporation may in its articles of incorporation or bylaws or by contract or resolution provide indemnification in addition to that provided by the statute, subject to certain conditions set forth in the statute.
     The Corporation's Bylaws provide for the indemnification of the Corporation's directors and executive officers by the Corporation against liabilities arising out of his status as such, excluding any liability relating to activities which were at the time taken known or believed by such person to be clearly in conflict with the best interests of the Corporation.
     The Corporation's Articles provide for the elimination of the personal liability of each director of the Corporation to the fullest extent permitted by the provisions of the NCBCA, as the same may from time to time be in effect.
     The Corporation maintains directors and officers liability insurance, which provides coverage of up to $80,000,000, subject to certain deductible amounts. In general, the policy insures (i) the Corporation's directors and officers against loss by reason of any of their wrongful acts, and/or (ii) the Corporation against loss arising from claims against the directors and officers by reason of their wrongful acts, all subject to the terms and conditions contained in the policy.
ITEM 16. EXHIBITS.

EXHIBIT NO.                                                      DESCRIPTION

 (3)(i)       Articles of Incorporation of the Corporation, as amended. (Incorporated by reference to Exhibit (4) to the
              Corporation's 1990 First Quarter Report on Form 10-Q, to Exhibit (99)(a) to the Corporation's 1993 First Quarter
              Report on Form 10-Q and to Exhibit (4)(a) to the Corporation's Current Report on Form 8-K dated January 10, 1996.)
 (3)(ii)      By-laws of the Corporation, as amended. (Incorporated by reference to Exhibit (3)(b) to the Corporation's 1995
              Annual Report on Form 10-K.)
 (4)(a)       Amended and Restated Shareholder Protection Rights Agreement. (Incorporated by reference to Exhibit (4) to the
              Corporation's Current Report on Form 8-K dated October 16, 1996.)
 (4)(b)       All instruments defining the rights of holders of long-term debt of the Corporation and its subsidiaries. (Not filed pursuant to (4)(iii) of Item 601(b) of Regulation S-K; to be furnished upon request of the Commission.)
 (5)          Opinion of Marion A. Cowell, Jr., Esq.
 (23)(a)      Consent of KPMG Peat Marwick LLP.
 (23)(b)      Consent of Marion A. Cowell, Jr., Esq. (Included in Exhibit (5).)

                                      II-1

EXHIBIT NO.                                                      DESCRIPTION
 (24)         Power of Attorney.
 (27)         The Corporation's Financial Data Schedule. (Incorporated by reference to Exhibit (27) to the Corporation's 1996
              Third Quarter Report on Form 10-Q).

ITEM 17. UNDERTAKINGS.
     (a) The undersigned Registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:
              (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (as amended, and together with the rules and regulations thereunder, the "Securities Act");
              (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and
             (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
PROVIDED, HOWEVER, that the undertakings set forth in paragraphs (a)(1)(i) and
(a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (as amended, and together with the rules and regulations thereunder, the "Securities Exchange Act") that are incorporated by reference in this Registration Statement.
          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act that is incorporated by reference in the Registration Statement) shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise (other than pursuant to insurance), the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and may therefore, be unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding and other than insurance payments) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
                                      II-2

                                   SIGNATURES
     Pursuant to the requirements of the Securities Act, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on December 10, 1996.
                                         FIRST UNION CORPORATION
                                         By:        MARION A. COWELL, JR.
                                                   MARION A. COWELL, JR.
                                                 EXECUTIVE VICE PRESIDENT,
                                               SECRETARY AND GENERAL COUNSEL
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the date indicated.

                      SIGNATURE                                                       CAPACITY
                      EDWARD E. CRUTCHFIELD*            Chairman and Chief Executive Officer and Director
                EDWARD E. CRUTCHFIELD
                          ROBERT T. ATWOOD*             Executive Vice President and Chief Financial Officer
                   ROBERT T. ATWOOD
                            JAMES H. HATCH*             Senior Vice President and Corporate Controller (Principal Accounting
                                                          Officer)
                    JAMES H. HATCH
                            EDWARD E. BARR*             Director
                    EDWARD E. BARR
                         G. ALEX BERNHARDT*             Director
                  G. ALEX BERNHARDT
                          W. WALDO BRADLEY*             Director
                   W. WALDO BRADLEY
                           ROBERT J. BROWN*             Director
                   ROBERT J. BROWN
                   ROBERT D. DAVIS                      Director
                          R. STUART DICKSON*            Director
                  R. STUART DICKSON
                               B. F. DOLAN*             Director
                     B. F. DOLAN

                                      II-3

                      SIGNATURE                         CAPACITY
                          RODDEY DOWD, SR.*             Director
                   RODDEY DOWD, SR.
                          JOHN R. GEORGIUS*             Director
                   JOHN R. GEORGIUS
                        ARTHUR M. GOLDBERG*             Director
                  ARTHUR M. GOLDBERG
                     WILLIAM N. GOODWIN, JR.*           Director
               WILLIAM N. GOODWIN, JR.
                         BRENTON S. HALSEY*             Director
                  BRENTON S. HALSEY
                         HOWARD H. HAWORTH*             Director
                  HOWARD H. HAWORTH
                            FRANK M. HENRY*             Director
                    FRANK M. HENRY
                         LEONARD G. HERRING*            Director
                  LEONARD G. HERRING
                     JUAN RODRIGUEZ INCIARTE*           Director
               JUAN RODRIGUEZ INCIARTE
                          JACK A. LAUGHERY*             Director
                   JACK A. LAUGHERY
                               MAX LENNON*              Director
                      MAX LENNON
                         RADFORD D. LOVETT*             Director
                  RADFORD D. LOVETT
                   JOSEPH NEUBAUER                      Director
                        HENRY D. PERRY, JR.*            Director
                 HENRY D. PERRY, JR.
                       RANDOLPH N. REYNOLDS*            Director
                 RANDOLPH N. REYNOLDS

                                      II-4

                      SIGNATURE                         CAPACITY
                             RUTH G. SHAW*              Director
                     RUTH G. SHAW
                     CHARLES M. SHELTON, SR.*           Director
               CHARLES M. SHELTON, SR.
                            LANTY L. SMITH*             Director
                    LANTY L. SMITH
                     ANTHONY P. TERRACCIANO*            Director
                ANTHONY P. TERRACCIANO
                          DEWEY L. TROGDON*             Director
                   DEWEY L. TROGDON
                    JOHN D. UIBLE                       Director
                              B. J. WALKER*             Director
                     B. J. WALKER

  *By Marion A. Cowell, Jr., Attorney-in-Fact
                                       MARION A. COWELL, JR.
                             MARION A. COWELL, JR.
Dated: December 10, 1996
                                      II-5

                                 EXHIBIT INDEX

EXHIBIT NO.                         DESCRIPTION                                                 LOCATION
  (3)(i)      Articles of Incorporation of the Corporation, as          Incorporated by reference to Exhibit (4) to the
              amended.                                                  Corporation's 1990 First Quarter Report on Form 10-Q, to
                                                                        Exhibit (99)(a) to the Corporation's 1993 First Quarter
                                                                        Report on Form 10-Q and to Exhibit (4)(a) to the
                                                                        Corporation's Current Report on Form 8-K dated January
                                                                        10, 1996.
  (3)(ii)     By-laws of the Corporation, as amended.                   Incorporated by reference to Exhibit (3)(b) to the
                                                                        Corporation's 1995 Annual Report on Form 10-K.
  (4)(a)      Amended and Restated Shareholder Protection Rights        Incorporated by reference to Exhibit (4) to the
              Agreement.                                                Corporation's Current Report on Form 8-K dated October
                                                                        16, 1996.
  (4)(b)      All instruments defining the rights of holders of         Not filed pursuant to (4)(iii) of Item 601(b) of
              long-term debt of the Corporation and its subsidiaries.   Regulation S-K; to be furnished upon request of the
                                                                        Commission.
  (5)         Opinion of Marion A. Cowell, Jr., Esq.                    Filed herewith.
  (23)(a)     Consent of KPMG Peat Marwick LLP.                         Filed herewith.
  (23)(b)     Consent of Marion A. Cowell, Jr., Esq.                    Included in Exhibit (5).
  (24)        Power of Attorney.                                        Filed herewith.
  (27)        The Corporation's Financial Data Schedule.                Incorporated by reference to Exhibit (27) to the
                                                                        Corporation's 1996 Third Quarter Report on Form 10-Q.